Exhibit 99

ACADIA HEALTHCARE REPORTS THIRD QUARTER 2025 RESULTS

Third Quarter Revenue of $851.6 Million Increased 4.4% Year-Over-Year

Lowering Full-Year Outlook

Acadia Taking Decisive Actions to Optimize Portfolio in Order to Reduce Capital Expenditures and Increase Free Cash Flow Generation

Referral Initiatives Drive Accelerating Admissions Growth

Todd Young joined as CFO on October 27; Announces departure of COO Dr. Nasser Khan

FRANKLIN, Tenn. (November 5, 2025) – Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Results

●	Revenue totaled $851.6 million, an increase of 4.4% over the third quarter of 2024
●	Same facility revenue increased 3.7% compared with the third quarter of 2024, including an increase in revenue per patient day of 2.3% and an increase in patient days of 1.3%
●	Same facility admissions grew 3.3% compared to the third quarter of 2024
●	Net income attributable to Acadia totaled $36.2 million, or $0.40 per diluted share, vs $0.74 per diluted share in the prior-year period
●	Adjusted income attributable to Acadia totaled $64.8 million, or $0.72 per diluted share, vs $0.91 per diluted share in the prior-year period
●	Adjusted EBITDA was $173.0 million, compared with $194.3 million in the prior-year period
●	Added 83 newly licensed beds to existing facilities and 346 beds to new facilities in the third quarter

Full Year Financial Guidance

●	Lowering revenue guidance to $3.28 billion to $3.30 billion from the prior range of $3.30 billion to $3.35 billion
●	Lowering Adjusted EBITDA guidance to $650 million to $660 million from the prior range of $675 million to $700 million
●	Lowering Adjusted earnings per share guidance to $2.35 to $2.45 from the prior range of $2.45 to $2.65
●	See table below for a full summary of revised guidance

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Revenue Performance by Service Type

●	Acute inpatient psychiatric facilities: Revenue totaled $471.5 million, an increase of 7.2% over the third quarter of 2024
●	Specialty treatment facilities: Revenue totaled $148.1 million, a decrease of 4.9% over the third quarter of 2024, reflecting certain facilities closed over the last twelve months
●	Comprehensive treatment centers: Revenue totaled $144.5 million, an increase of 7.7% over the third quarter of 2024
●	Residential treatment centers: Revenue totaled $87.5 million, an increase of 1.8% over the third quarter of 2024

Adjusted income attributable to Acadia and Adjusted EBITDA are non-GAAP financial measures. A reconciliation of all non-GAAP financial measures in this press release begins on page 11.

“Acadia delivered solid revenue performance in the third quarter despite a challenging operating environment,” said Chris Hunter, Chief Executive Officer of Acadia. “While we are lowering our full-year EBITDA guidance to reflect incremental volume and rate pressures, we remain encouraged by patient demand and the progress we’re making across key initiatives. In light of these ongoing headwinds, we are taking decisive steps to improve performance and position the business for the future — including targeted efforts to drive volume recovery, a reduction in capital expenditures to accelerate free cash flow generation, and portfolio rationalization to ensure we are focused on the highest-performing markets and service lines. We are executing a focused strategy centered on disciplined growth to expand access to high-quality behavioral healthcare, improve clinical outcomes and drive operational efficiency across our national network.”

Discussion of Results and Updated Guidance

Acadia reported third quarter revenue of $851.6 million, reflecting a 4.4% increase year-over-year. Same-facility revenue grew 3.7%, driven by a 2.3% increase in revenue per patient day and a 1.3% rise in patient days. Same-facility admissions increased 3.3% compared to the prior-year period, underscoring early momentum from targeted referral initiatives. However, patient day growth fell short of expectations due to persistent softness in acute care Medicaid volumes and heightened payor scrutiny around authorizations. In addition, revenue was negatively impacted by elevated levels of bad debt and denials, which are expected to remain a headwind in the fourth quarter.

Adjusted EBITDA for the quarter was $173.0 million, down from $194.3 million in the prior-year period, reflecting the impact of lower volumes, increased startup losses from newly opened facilities, and higher professional and general liability (“PLGL”) expenses. Startup losses from newly opened facilities totaled $13.3 million in the quarter, up from $7.3 million in the third quarter of 2024 due to the significant number of new beds opened in the last 12 months.

In response to these dynamics, Acadia is lowering its full-year 2025 guidance ranges for revenue, adjusted EBITDA, and adjusted earnings per share. The revised outlook incorporates an incremental assumption on PLGL charges of $4.0 million to $6.0 million that are now expected in the fourth quarter, as well as rate pressure stemming from evolving macroeconomic and policy conditions.

While the reimbursement environment remains challenging, Acadia’s investments in quality infrastructure and clinical outcomes position the Company favorably in discussions with payor partners. Several Medicaid supplemental payment programs are currently under review by CMS. However, due to uncertainty surrounding the timing of approvals amid the ongoing government shutdown, these potential contributions of up to $22.0 million in adjusted EBITDA from new supplemental payment programs are not reflected in the updated guidance.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Development Activity

Acadia added 429 new beds during the third quarter, with a total of 908 beds added in the first nine months of 2025:

●	The Company added 83 beds to existing facilities in the third quarter, bringing the total to 274 beds added to existing facilities for the first nine months of 2025.

●	The Company added 346 beds to newly constructed facilities in the third quarter, with a total of 634 added in the first nine months of 2025.

The 429 beds added during the third quarter are attributable to the Company’s commencement of operations at three previously announced joint venture hospitals: a 96-bed hospital in Danville, Pennsylvania, its second joint venture hospital with Geisinger Health; a 106-bed expansion of a hospital in Austin, Texas, through a joint venture with Ascension Seton; and a 144-bed hospital in St. Paul, Minnesota, through a joint venture with Fairview Health Services.

Joint ventures continue to be an important part of our growth strategy as we partner with marquee healthcare systems to provide critical behavioral care to our patients and communities.

In addition, Acadia added three new comprehensive treatment centers (“CTCs”), extending the Company’s market reach to 177 CTCs across 33 states, treating over 74,000 patients daily in this critical area of care.

Taking Decisive Action to Drive Improved Performance

Acadia is taking decisive steps to strengthen performance and position the Company for long-term success. As announced in September, the Company is reducing its 2026 capital expenditures by at least $300 million compared to 2025 levels, following a comprehensive facility-by-facility review of its development pipeline. This disciplined approach to capital deployment reflects a sharpened focus on high-performing markets and service lines with the most favorable end-market dynamics and is expected to accelerate Acadia’s path to generating positive free cash flow for the full year 2026.

At the same time, Acadia is intensifying efforts to optimize the performance of its expanded footprint. With over 1,700 beds added across 2024 and 2025, and an additional 500 to 700 beds expected in 2026, the Company is executing targeted initiatives to drive volume growth. These efforts include referral source–level action plans at underperforming facilities, enhanced data-driven planning, and dedicated resources to support execution. These initiatives are already yielding results, with same-facility admissions growing 3.3% in the third quarter and referral volumes accelerating meaningfully in the second half of the year.

Acadia’s investments in quality and technology continue to differentiate the Company in a sector historically marked by underinvestment. The Company’s integrated quality dashboard tracks more than 50 key performance indicators in real time, enabling consistent delivery of evidence-based care and supporting constructive engagement with payor partners. These capabilities are increasingly critical in an environment where demonstrated clinical outcomes are becoming a key determinant of reimbursement and access.

Moreover, Acadia’s commitment to quality has helped attract and retain talent, with labor turnover improving for six consecutive quarters and base wage growth stabilizing. As referral volumes rise, these labor trends position the Company to convert demand into admissions more effectively, further supporting its growth trajectory.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Cash and Liquidity

As of September 30, 2025, the Company had $118.7 million in cash and cash equivalents and $786.7 million available under its $1.0 billion revolving credit facility.

2025 Financial Guidance

Acadia today updated its previously announced financial guidance for 2025, as follows:

	November Guidance Range	August Guidance Range
Revenue	$3.28 to $3.30 billion	$3.30 to $3.35 billion
Adjusted EBITDA	$650 to $660 million	$675 to $700 million
Adjusted earnings per diluted share	$2.35 to $2.45	$2.45 to $2.65
Interest expense	$135 to $140 million	$130 to $140 million
Tax rate	22.5% to 23.5%	25% to 26%
Depreciation and amortization expense	$190 to $195 million	$185 to $195 million
Stock compensation expense	$33 to $38 million	$40 to $45 million
Operating cash flows	$400 to $425 million	$460 to $485 million
Expansion capital expenditures	$505 to $515 million	$495 to $535 million
Maintenance and IT capital expenditures	$105 to $115 million	$105 to $115 million
Total bed additions	945 to 1,076 beds	950 to 1,000 beds

The Company’s full-year guidance includes the following assumptions:

●	Same-facility volume growth is expected at the low end of the prior range of two to three percent.
●	Same-facility revenue per patient day growth in the low single digits.
●	Startup losses are expected in the range of $60 to $65 million.
●	A net increase in existing Medicaid supplemental payments at the high end of the prior range of $30 to $40 million.

The Company’s guidance does not include the impact of any future acquisitions, divestitures, transaction, legal and other costs or non-recurring legal settlements expense.

Chief Operating Officer Transition

The Company also announced that Dr. Nasser Khan resigned from his role as Chief Operating Officer, effective November 3, 2025. Dr. Khan will continue to serve as an executive advisor through December 31, 2025. The Company has initiated a search for his replacement, and in the interim, Dr. Khan’s responsibilities are being assumed by other members of executive management.

Conference Call

Acadia will hold a conference call to discuss its third quarter financial results at 8:00 a.m. Central Time/9:00 a.m. Eastern Time on Thursday, November 6, 2025. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available for 30 days.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of September 30, 2025, Acadia operated a network of 278 behavioral healthcare facilities with approximately 12,500 beds in 40 states and Puerto Rico. With approximately 25,500 employees serving more than 82,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements related to our strategy, growth, anticipated operating results for future periods and our share repurchase program. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors, including because of the significant changes to Medicaid financing mechanisms introduced by the One Big Beautiful Bill Act (“OBBBA”) enacted on July 4, 2025; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) potential disruptions to our information technology systems or a cybersecurity incident; and (vii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets, and any effects of the ongoing U.S. government shutdown; reduced admissions and patient volumes, including, without limitation, due to OBBBA’s introduction of work or community engagement requirements in the Medicaid expansion population; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Share Repurchase Authorization Disclaimer

Acadia’s share repurchase program permits the Company to make repurchases on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available liquidity, compliance with the Company's debt agreements, and other appropriate factors. Repurchases under the share repurchase program are to be made through open market or privately negotiated transactions and may be made pursuant to plans entered into in accordance with Rule 10b5-1 and/or Rule 10b-18 of the Exchange Act. The share repurchase program does not have a termination date, does not obligate Acadia to acquire any particular amount of common stock, and may be modified, extended, suspended, or discontinued by the Company’s Board of Directors at any time without prior notice. No assurance can be given that any particular amount of common stock will be repurchased.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands, except per share amounts)

Revenue	$851,573	$815,634	$2,491,310	$2,379,725

Salaries, wages and benefits (including equity-based compensation expense of $6,031, $9,467, $25,257 and $27,014, respectively)	462,169	428,147	1,359,857	1,265,427
Professional fees	51,478	48,498	147,146	142,236
Supplies	30,412	29,623	87,286	84,153
Rents and leases	11,736	12,389	36,002	36,141
Other operating expenses	128,787	112,137	377,203	322,900
Depreciation and amortization	47,468	37,641	143,495	110,054
Interest expense, net	36,619	29,924	100,939	86,297
Debt extinguishment costs	—	—	1,269	—
Legal settlements expense	—	—	3,504	—
Loss on impairment	—	10,459	1,452	11,459
Gain on sale of property	—	—	(8,715)	—
Transaction, legal and other costs	42,919	8,249	138,416	17,187
Total expenses	811,588	717,067	2,387,854	2,075,854
Income before income taxes	39,985	98,567	103,456	303,871
Provision for income taxes	1,668	27,199	18,139	72,916
Net income	38,317	71,368	85,317	230,955
Net income attributable to noncontrolling interests	(2,071)	(3,236)	(10,570)	(7,958)
Net income attributable to Acadia Healthcare Company, Inc.	$36,246	$68,132	$74,747	$222,997

Earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Basic	$0.40	$0.74	$0.82	$2.44
Diluted	$0.40	$0.74	$0.82	$2.42

Weighted-average shares outstanding:
Basic	90,414	91,720	90,794	91,571
Diluted	90,584	92,188	91,255	92,119

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2025	2024
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$118,693	$76,305
Accounts receivable, net	430,838	365,339
Other current assets	198,425	135,848
Total current assets	747,956	577,492
Property and equipment, net	3,091,502	2,853,193
Goodwill	2,286,434	2,264,851
Intangible assets, net	85,176	70,003
Deferred tax assets	27,795	20,964
Operating lease right-of-use assets	114,248	118,369
Other assets	59,630	52,043
Total assets	$6,412,741	$5,956,915

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$24,375	$76,816
Accounts payable	179,939	232,704
Accrued salaries and benefits	166,417	155,426
Current portion of operating lease liabilities	21,479	25,462
Other accrued liabilities	125,713	87,511
Total current liabilities	517,923	577,919
Long-term debt	2,284,773	1,880,093
Deferred tax liabilities	94,086	83,946
Operating lease liabilities	95,464	101,828
Other liabilities	130,565	122,298
Total liabilities	3,122,811	2,766,084
Redeemable noncontrolling interests	169,633	117,116
Equity:
Common stock	904	918
Additional paid-in capital	2,707,719	2,685,464
Retained earnings	411,674	387,333
Total equity	3,120,297	3,073,715
Total liabilities and equity	$6,412,741	$5,956,915

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
	(In thousands)
Operating activities:
Net income	$85,317	$230,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143,495	110,054
Amortization of debt issuance costs	3,513	3,061
Equity-based compensation expense	25,257	27,014
Deferred income taxes	3,309	56,133
Debt extinguishment costs	1,269	—
Legal settlements expense	3,504	—
Loss on impairment	1,452	11,459
Gain on sale of property	(8,715)	—
Other	1,907	(3,988)
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(64,958)	(20,936)
Other current assets	(17,590)	(3,334)
Other assets	(10,865)	676
Accounts payable and other accrued liabilities	33,584	(404,942)
Accrued salaries and benefits	5,158	(1,841)
Other liabilities	12,554	8,681
Net cash provided by operating activities	218,191	12,992

Investing activities:
Cash paid for acquisitions, net of cash acquired	(8,165)	(53,550)
Cash paid for capital expenditures	(478,617)	(486,891)
Proceeds from sale of property and equipment	23,151	10,227
Other	(145)	(2,935)
Net cash used in investing activities	(463,776)	(533,149)

Financing activities:
Borrowings on long-term debt	1,200,000	350,000
Borrowings on revolving credit facility	875,000	210,000
Principal payments on revolving credit facility	(1,035,000)	(15,000)
Principal payments on long-term debt	(8,125)	(40,968)
Repayment of long-term debt	(670,856)	—
Payment of debt issuance costs	(18,615)	(1,518)
Repurchase of shares for payroll tax withholding, net of proceeds from stock option exercises	(3,953)	(824)
Repurchase of common stock	(50,034)	—
Contributions from noncontrolling partners in joint ventures	5,000	3,500
Distributions to noncontrolling partners in joint ventures	(3,877)	(2,972)
Cash paid for contingent consideration	(1,500)	—
Other	(67)	11
Net cash provided by financing activities	287,973	502,229

Net increase (decrease) in cash and cash equivalents	42,388	(17,928)
Cash and cash equivalents at beginning of the period	76,305	100,073
Cash and cash equivalents at end of the period	$118,693	$82,145

Effect of acquisitions:
Assets acquired, excluding cash	$36,715	$59,235
Liabilities assumed	(1,193)	(4,185)
Contingent consideration issued in connection with an acquisition	—	(1,500)
Redeemable noncontrolling interest resulting from an acquisition	(27,357)	—
Cash paid for acquisitions, net of cash acquired	$8,165	$53,550

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Acadia Healthcare Company, Inc.
Operating Statistics (1)
(Unaudited, $ in thousands except per Patient Day metrics)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Same Facility Results (2)
Revenue	$827,824	$798,350	3.7%	$2,438,744	$2,320,452	5.1%
Patient Days	811,607	800,845	1.3%	2,365,184	2,324,011	1.8%
Admissions	51,966	50,286	3.3%	150,376	147,015	2.3%
Average Length of Stay (3)	15.6	15.9	-1.9%	15.7	15.8	-0.5%
Revenue per Patient Day	$1,020	$997	2.3%	$1,031	$998	3.3%
Adjusted EBITDA	$224,702	$230,614	-2.6%	$672,326	$665,528	1.0%

Total Facility Results
Revenue	$851,573	$815,634	4.4%	$2,491,310	$2,379,725	4.7%
Patient Days	830,165	815,126	1.8%	2,409,938	2,375,477	1.5%
Admissions	54,450	51,513	5.7%	156,055	151,082	3.3%
Average Length of Stay (3)	15.2	15.8	-3.6%	15.4	15.7	-1.8%
Revenue per Patient Day	$1,026	$1,001	2.5%	$1,034	$1,002	3.2%
Adjusted EBITDA	$210,779	$230,091	-8.4%	$623,537	$665,052	-6.2%

(1) Total facility and same facility results may not be indicative of the overall performance of our business and should not be considered as alternatives for net income or any other performance measures in accordance with GAAP (as defined herein).

(2) Same facility results for the periods presented include facilities we have operated for more than one year and exclude certain closed services.

(3) Average length of stay is defined as patient days divided by admissions.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA and Same Facility Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$36,246	$68,132	$74,747	$222,997
Net income attributable to noncontrolling interests	2,071	3,236	10,570	7,958
Provision for income taxes	1,668	27,199	18,139	72,916
Interest expense, net	36,619	29,924	100,939	86,297
Depreciation and amortization	47,468	37,641	143,495	110,054
EBITDA	124,072	166,132	347,890	500,222

Adjustments:
Equity-based compensation expense (a)	6,031	9,467	25,257	27,014
Transaction, legal and other costs (b)	42,919	8,249	138,416	17,187
Debt extinguishment costs (c)	—	—	1,269	—
Legal settlements expense (d)	—	—	3,504	—
Loss on impairment (e)	—	10,459	1,452	11,459
Gain on sale of property (f)	—	—	(8,715)	—
Adjusted EBITDA	$173,022	$194,307	$509,073	$555,882

Corporate general and administrative costs (g)	(37,757)	(35,784)	(114,464)	(109,170)
Total Facility Adjusted EBITDA	210,779	230,091	623,537	665,052
De novos, acquisitions, and closed facilities (h)	(13,923)	(523)	(48,789)	(476)
Same Facility Adjusted EBITDA	$224,702	$230,614	$672,326	$665,528

See footnotes on pages 13-14.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to
Adjusted Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$36,246	$68,132	$74,747	$222,997

Adjustments to income:
Transaction, legal and other costs (b)	42,919	8,249	138,416	17,187
Debt extinguishment costs (c)	—	—	1,269	—
Legal settlements expense (d)	—	—	3,504	—
Loss on impairment (e)	—	10,459	1,452	11,459
Gain on sale of property (f)	—	—	(8,715)	—
Provision for income taxes	1,668	27,199	18,139	72,916
Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.	80,833	114,039	228,812	324,559
Income tax effect of adjustments to income (i)	16,005	29,960	52,215	79,614
Adjusted income attributable to Acadia Healthcare Company, Inc.	64,828	84,079	176,597	244,945

Weighted-average shares outstanding - diluted	90,584	92,188	91,255	92,119

Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share	$0.72	$0.91	$1.94	$2.66

See footnotes on pages 13-14.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including those listed below, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC.  These non-GAAP financial measures include, and are defined, as follows:

• EBITDA:  net income attributable to Acadia Healthcare Company, Inc. adjusted for net income attributable to noncontrolling interests, provision for income taxes, net interest expense and depreciation and amortization.

• Adjusted EBITDA: EBITDA adjusted for equity-based compensation expense, transaction, legal and other costs, debt extinguishment, legal settlements expense, loss on impairment and gain on sale of property.

• Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.: net income attributable to Acadia Healthcare Company, Inc. adjusted for transaction, legal and other costs, debt extinguishment, legal settlements expense, loss on impairment, gain on sale of property and provision for income taxes.

• Adjusted income attributable to Acadia Healthcare Company, Inc.: Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc. adjusted for the income tax effect of adjustments to income.

• Total facility adjusted EBITDA: Adjusted EBITDA adjusted for general and administrative costs related to our corporate functions. General and administrative costs directly related to the facilities are included in total facility results.

• Same facility adjusted EBITDA: Adjusted EBITDA for facilities and services to those facilities operated in both the current and prior year. These metrics exclude the operating results associated with facilities under operation for less than one year and facilities acquired, divested or removed from service during the current or prior year.

The non-GAAP financial measures presented herein are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures presented herein are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies. We have included information concerning the non-GAAP financial measures in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present similar non-GAAP financial measures when reporting their results. Because the non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Total facility results include operating results for all of our facilities and services but exclude general and administrative costs related to our corporate functions. Such costs related to our corporate functions include, amongst others, costs for accounting and finance, information systems, human resources, legal and operational and executive leadership. General and administrative costs directly related to the facilities are included in facility results. Such costs directly related to our facilities include, amongst others, labor at the facility level, insurance, including property, professional, legal and general liability insurance, hospital supplies, including medication, utilities and food service, and general maintenance costs for the facility. We determine which general and administrative costs to exclude and include in total facility results by ensuring those costs directly associated with facility operations are captured at the facility level for reporting. Note that total facility costs include those related to new facilities and the cost of closure and run-out costs related to facilities we have closed. We believe that providing results on a total facility basis is helpful to our investors as a measure of our financial and operating performance because it neutralizes the impact of corporate-level items that do not arise out of our core operations at our facilities.

Same facility results include operating results only for facilities and services operated in both the current and prior year. These metrics exclude the operating results associated with facilities under operation for less than one year and facilities acquired during the current or prior year, as well as facilities divested or removed from service. We believe that providing results on a same facility basis is helpful to investors because it neutralizes the impact of new facilities that are in early stages of operation and facilities that we no longer operate, each of which may distort investors’ understanding of the Company’s underlying performance at our existing and continuing facilities. Further, we believe that providing same facility information is helpful to our investors as a measure of the financial and operating performance of our existing and continuing facilities on a comparable basis, and same facility results provide investors with information useful in understanding underlying organic growth in such facilities. For these reasons, we believe that same facility results are particularly useful during periods of significant expansion or contraction.

Total facility results reflect adjustments that are intended to provide the specific presentation described above, and same facility results reflect adjustments that may be irregular in timing from period to period related to newly opened or acquired facilities or facilities that we no longer operate, and may omit certain results that investors may view as important. Total facility and same facility results may therefore not be indicative of the overall performance of our business and should be not be considered as alternatives for net income or any other performance measures derived in accordance with GAAP.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

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ACHC Reports Third Quarter 2025 Results

November 5, 2025

Acadia Healthcare Company, Inc.
Footnotes (continued)

(a) Represents the equity-based compensation expense of Acadia. Equity-based compensation expense is excluded from Adjusted EBITDA because Acadia believes that the cost of equity awards granted to employees does not contribute to the earnings potentially available for distributions to its equity holders or reinvestment into its business.

(b) Represents transaction, legal, and other costs incurred by Acadia primarily related to the following categories: (1) government investigations; (2) termination and restructuring costs; (3) legal, accounting, and other acquisition-related costs; and (4) management transition costs. Government investigations include legal fees and settlement costs related to certain litigation. Termination and restructuring costs include costs, net of gains, incurred related to workforce reductions, contract amendments, and the closure and disposition of certain facilities, including related lease terminations. Legal, accounting and other acquisition-related costs include costs incurred for the development of new facilities ($0.5 million and $1.9 million for the three and nine months ended September 30, 2025, respectively, and $1.9 million and $3.9 million for the three and nine months ended September 30, 2024, respectively); legal and settlement costs incurred related to certain litigation not included in government investigations ($0.4 million and $(2.3) million for the three and nine months ended September 30, 2025, respectively, and $0.1 million and $4.5 million for the three and nine months ended September 30, 2024, respectively); and direct costs associated with acquisitions ($0.1 million for each of the three and nine months ended September 30, 2025, and $1.0 million and $1.4 million for the three and nine months ended September 30, 2024, respectively). Management transition costs include certain costs associated with the transition of the leadership team, including the design and implementation of the revised organizational structure. Management transition costs incurred with the transition of our Chief Executive Officer beginning in the first quarter of 2022 concluded in the fourth quarter of 2024. The table below quantifies each of the components of transaction, legal and other costs for the periods presented. Such transaction, legal and other costs are excluded from Adjusted EBITDA because Acadia believes that the nature, size, and number of these costs can vary dramatically from period to period and between Acadia and its peers and can also obscure underlying business trends and make comparisons of long-term performance difficult.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Government investigations	$38,737	$3,102	$123,274	$5,635
Termination and restructuring costs	3,206	718	15,446	(1,263)
Legal, accounting and other acquisition-related costs	976	2,939	(304)	9,730
Management transition costs	—	1,490	—	3,085
Transaction, legal, and other costs	$42,919	$8,249	$138,416	$17,187

(c) Represents debt extinguishment costs recorded during the first quarter of 2025 in connection with the refinancing of the prior credit facility. Debt extinguishment is excluded from Adjusted EBITDA because Acadia believes that this expense is unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(d) Represents legal settlements expense related to costs associated with the Desert Hills litigation. Legal settlements expense is excluded from Adjusted EBITDA because Acadia believes that this expense is unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(e) Represents non-cash impairment charges related to the closure of certain facilities. Non-cash impairment charges related to the closure of certain facilities are excluded from Adjusted EBITDA because Acadia believes that these charges are unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(f) Represents gain on facility property sale. Gains from facility property sales are excluded from Adjusted EBITDA because Acadia believes that these gains are unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(g) Represents general and administrative costs related to our corporate functions, including, amongst others, costs for accounting and finance, information systems, human resources, legal and operational and executive leadership. We determine which general and administrative costs to exclude and include in total facility results by ensuring those costs directly associated with facility operations are captured at the facility level for reporting. Corporate general and administrative costs are excluded to present Total Facility Adjusted EBITDA because we believe that providing results on a total facility basis is helpful to our investors as a measure of the financial and operating performance of our core operations at our facilities.

(h) Represents the portion of EBITDA for the periods presented attributable to de novos and acquired facilities in operation for less than one year and facilities closed during such period. De novos are newly developed facilities built by Acadia or with a joint venture partner. Such amounts are excluded from Adjusted EBITDA to present Same Facility Adjusted EBITDA because we believe providing same facility information is helpful to our investors as a measure of the financial and operating performance of our existing and continuing facilities on a comparable basis, and same facility results provide investors with information useful in understanding underlying organic growth in such facilities.

(i) Represents the income tax effect of adjustments to income based on tax rates of 19.8% and 26.3% for the three months ended September 30, 2025 and 2024, respectively, and 22.8% and 24.5% for the nine months ended September 30, 2025 and 2024, respectively. We believe excluding the income tax effect of adjustments to income assists investors in understanding the tax provision associated with those adjustments and the effect on net income.

Investor Contact:
Patrick Feeley
Senior Vice President, Investor Relations
(615) 861-6000

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